Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Hepion Pharmaceuticals, Inc.

399 Thornall Street, First Floor

Edison, New Jersey 08837

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Hepion Pharmaceuticals, Inc. (formerly known as ContraVir Pharmaceuticals, Inc.) of our report dated March 13, 2019, relating to the consolidated financial statements of Hepion Pharmaceuticals, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. Our report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP
Woodbridge, New Jersey

October 18, 2019